Exhibit 99.1

WAVE TO COMPLETE $211,200 SERIES I

CONVERTIBLE PREFERRED STOCK FINANCING

Lee, MA, – September 30, 2008 — Wave Systems Corp. (NASDAQ: WAVX), a leading developer of trusted computing solutions and services, announced that it is selling to investors 48 shares of  8% Series I Convertible Preferred Stock at a price of $4,400 per share, yielding gross proceeds in the amount of $211,200.  The net proceeds of the financing will be used to fund Wave’s ongoing operations.

Each share of Series I Convertible Preferred Stock will be convertible into 10,000 shares of Class A common stock (at a conversion rate of $0.44 per Class A Common share) (i) upon the election of the holder thereof at any time or (ii) automatically on the date on which the average closing price per share of Wave Class A common stock for the 15 consecutive trading day period then ended equals or exceeds $1.10.  In aggregate, the Series I Convertible Preferred Stock issued in this transaction is convertible into 480,000 shares of Wave’s Class A common stock.

Dividends will accrue at 8% per annum from the date of issuance, payable every 6 months in either cash or in shares of Wave common stock (at the Company’s election) at a rate also equal to $0.44 per share of Wave Class A common stock.  The Series I Convertible Preferred Stock has no anti-dilution protection (other than proportionate adjustments for stock splits and similar events).  Prior to conversion, the Series I Convertible Preferred Stock has no voting rights other than consent rights in respect of modifications to the terms of the Series I Convertible Preferred Stock.

The securities being offered are being issued under a $25 million shelf registration statement declared effective by the Securities and Exchange Commission on June 23, 2008.  A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Wave Systems

Wave Systems solves the most critical security problems for enterprises and government with software solutions that are trustworthy, reliable, easy to use, and offer a speedy return on investment. Wave’s trusted computing software solutions include strong authentication, data protection, advanced password management and enterprise-wide trust management services. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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Contact:

Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500